Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Grove Collaborative Holdings, Inc. for the registration of Class A Common Stock, Preferred Stock, Debt Securities, Warrants, either individually or in Units of any combination thereof, and to the incorporation by reference therein of our report dated March 16, 2023 with respect to the consolidated financial statements of Grove Collaborative Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Mateo, California July 14, 2023

A member firm of Ernst & Young Global Limited